Filed under Rule 424(b)(3), Registration Statement No. 333-13160

Pricing Supplement No. 113 — Dated Monday, December 22 2003 (To: Prospectus Dated February 28, 2001 and Prospectus Supplement Dated June 08, 2001)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8SE0	$4,955,000.00	100.000%	0.400%	$4,935,180.00	FIXED	2.450%	MONTHLY	12/15/2005	01/15/2004	$1.29	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

2338E8SF7	$2,212,000.00	100.000%	0.625%	$2,198,175.00	FIXED	3.100%	SEMI-ANNUAL	12/15/2006	06/15/2004	$14.55	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

2338E8SG5	$5,410,000.00	100.000%	1.000%	$5,355,900.00	FIXED	4.100%	MONTHLY	12/15/2008	01/15/2004	$2.16	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

DaimlerChrysler North America Holding Corporation

$4,000,000,000.00

DaimlerChrysler North America InterNotes

Trade Date: Monday, December 22, 2003 @ 12:00 PM ET

Settle Date: Friday, December 26, 2003

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0443 via Pershing, LLC

§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All Rights Reserved.